UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 13, 2013

SKULLCANDY, INC.
(Exact name of registrant as specified in charter)

Delaware	001-35240	56-2362196
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1441 West Ute. Blvd, Suite 250 Park City, Utah	84098
(Address of principal executive offices)	(Zip Code)
(435) 940-1545
(Registrant’s telephone number, including area code):
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) Compensatory Arrangement of Certain Officers.
As previously disclosed, Rick Alden, Skullcandy, Inc.’s (the “Company”) founder, former Chief Executive Officer (until March 2011) and a member of the Company’s Board of Directors (the “Board”), served as Interim CEO following Jeremy Andrus’ resignation in February 2013 until Hoby Darling joined us as CEO effective as of March 18, 2013. Pursuant to the Board of Directors Services Agreement entered into with Mr. Alden in March 2011, among other things, Mr. Alden was entitled to receive payment for his Board service equal to two years of a $252,000 per year base salary, payable in substantially equal installments over two years, expiring March 2013, and health insurance benefits for a period of three years, expiring March 2014, subject to his continued Board service during those periods.
In connection with Mr. Alden assuming the Interim CEO position in February 2013 and a portion of March 2013 and in recognition of Mr. Alden’s increased responsibilities as Interim CEO, the Board approved an increase in his annual salary as our Interim CEO to $350,000, which rate was payable only for the approximately one month of time Mr. Alden served as Interim CEO in 2013. This annual base salary rate was designed to match the salary of the previous CEO in effect immediately prior to his departure from the Company. The Compensation Committee also approved the payment of a $360,202 transition bonus to Mr. Alden as compensation for his important contributions to the Company in the midst of significant management transitions. For the remainder of 2013, after service as our Interim CEO and expiration of the compensation provision of Mr. Alden’s Board of Directors Service Agreement on March 21, 2013, Mr. Alden was paid, and will continue to be paid, cash compensation equal to the fees that we pay our non-employee directors. Mr. Alden did not receive any equity grants in 2013 in connection with his service as Interim CEO or as a member of the Board.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 10, 2014

SKULLCANDY, INC.

By:	/s/ JASON HODELL
Jason Hodell
Chief Financial Officer (Principal Accounting and Financial Officer)